Exhibit 99.1

FOR IMMEDIATE

RELEASE

Burlington Stores, Inc. Announces

Launch of Debt Refinancing Transaction and

Updates Comparable Store Sales Guidance for the Second Quarter Ending August 2, 2014

•	Burlington Stores, Inc. (the Company) is seeking commitments for a new senior secured credit facility and to renew its current ABL facility with a projected benefit to adjusted earnings per share of

•	13 cents to 14 cents in the second half of fiscal 2014

•	27 cents to 30 cents per share for fiscal 2014 on a pro forma basis

•	For the 13 weeks ending August 2, 2014 compared with the 13 weeks ended August 3, 2013, the Company expects comparable store sales to increase between 3% and 4%

BURLINGTON, N.J.—(BUSINESS WIRE)— Burlington Stores, Inc. (NYSE:BURL), a nationally recognized off-price retailer of high-quality, branded apparel at everyday low prices, today announced the launch of a debt refinancing transaction and provided updated comparable store sales guidance for the second quarter ending August 2, 2014.

The Company is seeking commitments from lenders under a new senior secured credit facility for an aggregate principal amount of $1,200 million and currently expects the new senior secured credit facility to comprise a single tranche of term loans maturing in 2021. In addition, the Company is renewing its current ABL facility for an additional five years and expects to benefit from current market pricing.

Second Quarter Comparable Store Sales

Based on the Company’s results quarter to date and its estimates for the remainder of July, comparable store sales for the second fiscal quarter of 2014 are expected to increase between 3% and 4%, which follows last year’s second quarter comparable stores sales increase of 7.8%. This compares to the Company’s previous comparable store sales guidance for the second quarter of 2% to 3%. For the full year, the Company expects operating margin rates consistent with previous guidance, including an increase in Adjusted EBITDA margin rate of 10 to 20 basis points, as compared to the prior fiscal year.

Refinancing Transaction

The net proceeds of the new senior secured credit facility, together with borrowings of approximately $217 million under the Company’s ABL Facility, will be used to repay all indebtedness outstanding under the existing term loan B facility (4.25%), to redeem the 9.00%/9.75% Senior Notes due 2018 (the “2018 Notes”) and 10% Senior Notes due 2019 (the “2019 Notes”) and to pay related fees and expenses. The Company estimates that if the refinancing transaction had been consummated February 2, 2014, the first day of the fiscal year, at the indicative pricing of 3.0% to 3.25% plus a 1% LIBOR floor, it would have realized annual interest expense savings of $34 million to $38 million, depending on the final pricing.

This would have resulted in an increase to fully diluted adjusted earnings per share of 27 cents to 30 cents for the full year. These interest expense savings estimates are net of the potential impact of the costs of hedges, which may be entered into to limit interest rate risk.

The Company estimates that for the second half of fiscal 2014 this transaction will reduce interest expense by $16 million to $18 million and increase fully diluted adjusted earnings per share by 13 cents to 14 cents, net of potential hedging costs. These assumptions are dependent upon final pricing, and closing and funding the transaction on or about August 13, 2014. As a result of this transaction, the Company expects to incur a Loss on Extinguishment of Debt of approximately $75 million, subject to completion of final accounting procedures. Included in the estimated interest expense savings is the amortization of approximately $15 million in expenses in connection with the refinancing transaction, which would be paid upon closing, and approximately $6 million in original issue discount, which will accrete over the life of the new term loan.

The Company has called for redemption of all of its 2018 Notes and 2019 Notes conditioned on raising sufficient funds under the proposed new credit facility and expects to retire the existing term loan and senior notes on August 13, 2014.

There can be no assurances that the Company will be able to consummate the refinancing transaction on the terms described or at all. In addition, while management’s estimation of the effects of the refinancing transaction on our results of operations has been provided, there can be no assurance that these effects will be achieved.

The Company is providing this information given the launch of the refinancing transaction and the improvement in its comparable store sales to its original second quarter guidance previously provided in conjunction with its first quarter results on June 10, 2014, and investors should not expect the Company to provide interim quarterly updates of guidance or outlook information in advance of scheduled quarterly earnings announcement dates.

As the Company has not completed its quarter and quarter close, the comparable store sales presented in this press release may change. This data has been prepared by and is the responsibility of management. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, has not audited, reviewed, compiled or performed any procedures, and will not express an opinion or any other form of assurance with respect to this data. This preliminary information could change materially. As a result of the foregoing considerations and limitations, investors are cautioned not to place undue reliance on this projected financial information.

Non-GAAP Financial Measures

This press release presents information with respect to the Company’s estimated Adjusted Net Income Per Share and Adjusted EBITDA (earnings before net interest expense and loss on extinguishment of debt, taxes, depreciation, amortization and impairment, stock option modification expense, advisory fees and costs related to debt amendments and secondary offering), all of which are considered Non-

GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income per Share is defined as Adjusted Net Income divided by the weighted average shares outstanding. Adjusted Net Income is defined as consolidated net income (loss) for the period plus (i) net favorable lease amortization, (ii) costs related to debt amendments and secondary offering, (iii) loss on the extinguishment of debt, (iv) impairment charges, (v) advisory fees and (vi) stock option modification expense, all of which are tax effected to arrive at Adjusted Net Income.

The Company presents Adjusted Net Income per Share and Adjusted EBITDA because it believes they are useful supplemental measures in evaluating the performance of the business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from operating income are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare these metrics between past and future periods.

The Company believes that Adjusted Net Income per Share and Adjusted EBITDA provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable. The adjustments to these metrics are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Securities Exchange Act. Accordingly, Adjusted Net Income per Share and Adjusted EBITDA may be presented differently in filings made with the SEC than as presented in this press release or not presented at all. No reconciliations of full year 2014 Adjusted EBITDA to GAAP measures are provided because the information is not yet available.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. Actual results could differ materially from those projected as a result of certain factors. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our ability to consummate our proposed refinancing transaction on terms satisfactory to us or at all, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation and risks, availability of desirable locations on suitable terms and other factors that may be described from time to time in our filings with the Securities and Exchange Commission (SEC). For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

About Burlington Stores, Inc.

The Company, through its wholly-owned subsidiaries, operates a national chain of off-price retail stores offering ladies’, men’s and children’s apparel and accessories, home goods, baby products and coats, principally under the name Burlington Stores.

For more information about Burlington Stores, Inc., visit the Company’s website at www.burlingtonstores.com.

Investor Relations:

Burlington Stores, Inc.

Robert L. LaPenta, Jr., 855-973-8445

Info@BurlingtonInvestors.com